Exhibit 99.2

Chart E&C Receives LNG Liquefaction Plant Order from Bechtel
Cleveland, Ohio – July 31, 2014 - Chart Industries, Inc. (Nasdaq: GTLS) today announced that Bechtel has awarded Chart’s wholly-owned subsidiary, Chart Energy & Chemicals, Inc. ("Chart E&C"), a contract to provide Chart’s proprietary IPSMR® liquefaction technology and C450IMR LNG standard liquefaction plant equipment for the FortisBC Tilbury Expansion Project in British Columbia, Canada. Bechtel will execute the engineering, procurement and construction for FortisBC and utilize Chart E&C as its process technology partner and key equipment supplier. The project order is in excess of $40 million.
The Tilbury Expansion will be designed to produce nominally 0.25 million tonnes per annum (MTPA) for transportation fuel and as an important energy source for remote communities and for the marketplace in British Columbia. Chart E&C’s vertically integrated equipment manufacturing model provides the FortisBC project greater schedule certainty and efficient capital cost. The project will benefit from improved operating efficiency from Chart E&C’s proprietary single mixed refrigerant liquefaction technology IPSMR®. The Tilbury expansion is expected to begin LNG production in the third quarter of 2016.
“Both Chart and Bechtel have a shared commitment to providing customers with a cost efficient, safe alternative to diesel and other distillate fuels. We look forward to delivering this project and continuing our relationship with Bechtel and FortisBC to support their LNG growth initiatives,” commented Mike Durkin, President of Chart E&C.
Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, market trends, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.
Contact:

Ken Webster	or	Jim Fischman
Vice President, Chief Accounting		Director of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		jim.fischman@chartindustries.com